UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On April 2, 2013 The Securities and Exchange Commission (”SEC”) issued a report that makes clear that companies can use social media outlets like Facebook and Twitter to announce key information in compliance with Regulation Fair Disclosure (“Regulation FD”) so long as investors have been alerted about which social media will be used to disseminate such information.

The SEC’s report of investigation confirms that Regulation FD applies to social media and other emerging means of communication used by public companies the same way it applies to company websites. The SEC issued guidance in 2008 clarifying that websites can serve as an effective means for disseminating information to investors if they’ve been made aware that’s where to look for it.  Most social media are perfectly suitable methods for communicating with investors, but not if the access is restricted or if investors don’t know that’s where they need to turn to get the latest news.

Pursuant to the April 2, 2013 announcement, E-Waste Systems, Inc. (“EWSI”) has entered into an Executive Consulting Agreement (“the Agreement”) with Mr. Paul Graham, who is experienced in public company matters, including investor communications, investor relations, public market outreach, corporate development and business consulting.  EWSI has entered into this agreement with Mr. Graham so that he can provide specialized services, to take advantage of his experience and to exploit such social media opportunities.

Mr. Graham will be using the following cites in addition to the regular filings that are made to the SEC, to disseminate important company information:

@EWasteSystemsIn  on Twitter
Facebook
Htpp://ewastesystems.blogspot.com
www.ewastesystems.com – the company’s website

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    June 11,  2013